Independent Auditors' Consent



The Board of Directors
   and Shareholders
Overland Express Funds, Inc.:


     We consent to incorporation by reference in the Overland Express Funds, Inc. Post-Effective Amendment No. 35 to the Registration Statement Number 33-16296 on Form N-1A under the Securities Act of 1933 and Amendment No. 37 to the Registration Statement No. 811-8275 on Form N-1A under the Investment Company Act of 1940 of our report dated February 14, 1997, on the financial statements and financial highlights of Overland Express Funds, Inc. as of December 31, 1996, which report has been incorporated by reference in Other Information.


     We  also  consent  to  incorporation  by  reference  of  our  report  dated
February 14, 1997, on the financial statements and financial highlights of Master Investment Trust as of December 31, 1996, which report has been incorporated by reference in Other Information.



KPMG Peat Marwick LLP

San Francisco, California
March 21, 1997